UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) – August 12, 2008

RF MONOLITHICS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	0-24414	75-1638027

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 Sigma Road Dallas, Texas 75244

(Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including Area Code - (972) 233-2903

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities

On August 12, 2008, Registrant’s Board of Directors approved a plan for the Company’s exit from its Aleier software and services business.  The Company’s decision was in response to the unsatisfactory financial performance and business outlook for the software and services business and the expected continuation of such financial performance. These conditions make continuation of this portion of business adverse to the interest of the Company and its stakeholders.

Under the exit plan, the Company will reduce headcount by seventeen percent (17%), will cease to provide services and support of its software products, and will cease to market its Computerized Maintenance Management Systems (CMMS) software.  The Company anticipates cash charges of approximately $800,000 related to severance, other employee related costs and business closure costs.  The cash impact of these costs will be throughout fiscal year 2009 (September 1, 2008 through August 31, 2009).  Additionally, the Company estimates impairment and restructuring non-cash charges of approximately $2.2 million related to carrying value of certain assets resulting from the cessation of the Aleier operation, resulting in an aggregate cost of approximately $3 million.

The Registrant’s press release, dated August 18, 2008, announcing the discontinuance of its Aleier software and service operations, is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits

(c)	Exhibits.

	Exhibit	Description

	99	RF Monolithics, Inc. News Release dated August 18, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RF MONOLITHICS, INC.

		By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

Date:	August 18, 2008

EXHIBIT INDEX

Exhibit	Description

99	RF Monolithics, Inc. News Release dated August 18, 2008.